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                                                                   Exhibit 99.12

[NRG LOGO]

                                                                            NEWS
                                                                         RELEASE


FOR IMMEDIATE RELEASE

NRG Energy Raises 3rd Quarter Earnings Estimate to 45 Cents Per Share

MINNEAPOLIS (SEPTEMBER 25, 2000) -- NRG Energy, Inc (NYSE: NRG) today announced that it expected earnings for the third quarter to be approximately 45 cents per share, five cents above the First Call consensus estimate of 40 cents per share.

     The revised expectation results primarily from the ability of NRG's generating facilities to satisfy the increased, weather-related demand for electricity in various regions of the U.S., particularly in the West.

     "The availability of our generating facilities to meet customer demand over the summer months has resulted in income and cash flow that exceed our earlier expectations," said David H. Peterson, chairman, president and CEO. "Atypically warm weather in the West has been the driving factor, partially offset by cooler than normal weather in the Northeast."

     NRG also expects calendar year 2000 earnings per share to exceed the First Call consensus estimate of 95 cents by five cents per share, resulting in a $1.00 per share estimate for the year. NRG will announce its third quarter earnings on Tuesday, October 24, 2000 after the close of the New York Stock Exchange.

     NRG Energy is a leading global energy company primarily engaged in the acquisition, development, construction, ownership and operation of power generation facilities. NRG owns all or a portion of 63 power generation projects and its net ownership interest in these projects exceeds 16,000 MW. NRG Energy's operations utilize such diverse fuel sources as natural gas, oil, coal and coal seam methane, biomass, landfill gas, and hydro, as well as refuse-derived fuel.

     Certain information included in this news release contains statements that are forward-looking. Such forward-looking information involves risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of NRG Energy. For more information regarding these risks and uncertainties, review NRG Energy's filings with the Securities and Exchange Commission.

More information on NRG Energy is available at www.nrgenergy.com.
                                     # # #
Contacts:      Meredith Moore
               NRG Energy, Inc. Media Relations
               612.373.8892
               meredith.moore@nrgenergy.com

               Dan Dokken
               NRG Energy, Inc., Investor Relations
               612.373.5336
               dan.dokken@nrgenergy.com